CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Turquoise Select Opportunity Fund, a series of PFS Funds, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the PFS Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services Cohen Fund Audit Services, Ltd. Westlake, Ohio January 28, 2011